Exhibit 99.1

SAKS INCORPORATED DISCLOSES CONTINUATION OF

INTERNAL INVESTIGATION AND SEC ISSUANCE OF FORMAL

ORDER OF PRIVATE INVESTIGATION

Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

Birmingham, Alabama (March 28, 2005) — Saks Incorporated (NYSE: SKS) (the “Company”) today disclosed that the internal investigation by the Audit Committee of the Company’s Board of Directors, disclosed on March 3, 2005 and previously expected to be completed by the end of March, 2005, is now expected to be completed in April, 2005. As previously disclosed, the Company voluntarily informed the Securities and Exchange Commission of the Audit Committee’s internal investigation and the SEC opened an informal inquiry. On March 24, 2005, the SEC notified the Company that the SEC issued a formal order of private investigation. The Company is continuing to cooperate fully with the SEC. The Audit Committee’s internal investigation relates to alleged improper collections of vendor markdown allowances in one of Saks Fifth Avenue’s six merchandising divisions, the adequacy of an initial internal investigation in 2002 into this matter, and accounting and disclosure issues that have arisen in the course of the Audit Committee’s investigation.

Saks Incorporated currently operates Saks Fifth Avenue Enterprises, which consists of 58 Saks Fifth Avenue stores and 52 Off 5th stores. The Company also operates its Saks Department Store Group, which consists of 238 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 38 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; changes in interest rates; and the ultimate outcome and timing of the Audit Committee’s internal investigation and the investigation by the Securities and Exchange Commission (“SEC”) and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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